Exhibit 99.1

For Release: 8:15 AM EST

March 10, 2011

GM Announces CFO Transition

•	Chris Liddell Steps Down After Record IPO
•	Treasurer Dan Ammann to assume CFO Role

DETROIT – General Motors Vice Chairman and Chief Financial Officer Chris Liddell today announced that he will leave the company April 1, 2011, having completed the largest public offering in history and stabilizing the company’s financial operations. Liddell, 52, joined GM in January, 2010 and led the company’s financial and accounting operations on a global basis.

“Chris was a major contributor during a pivotal time in the company’s history,” said Dan Akerson, GM chairman and CEO. “He guided the company’s IPO process and established a good financial foundation for the future.”

In addition to the successful IPO, Akerson recognized Liddell’s leadership over the last year noting four quarters of sustained profitability, a strengthened balance sheet and the elimination of material weakness in the financial reporting process.

Dan Ammann will succeed Liddell as General Motors chief financial officer, effective April 1, 2011. Ammann, 38, is currently GM vice president, finance and treasurer.

“Dan’s depth of knowledge of the financial community and our business will be instrumental as we continue to earn the trust of global investors and customers,” said Akerson. “He is held in high regard on Wall Street and within the company and, as we move our financial strategy forward, his credibility and leadership will be invaluable.”

Ammann has played a major role in the key financial decisions at the new GM. He has been actively engaged in setting the financial strategy and reducing debt. Ammann was also integral in the IPO process.

“We’ve made great strides this last year in setting the financial strategy for the company,” said Ammann. “Chris and I have worked together very closely during this time and I am committed to a seamless transition and to building on what we started.”

Since joining the company in March, 2010, Ammann has led the GM Treasurer’s Office, based in New York, with operations around the world. Prior to GM, Ammann was managing director and head of Industrials Investment Banking for Morgan Stanley and was instrumental in many high profile assignments spanning a variety of technology, service, and manufacturing clients.

“I came to General Motors to be part of something great,” said Liddell. “My objective was to help rebuild this iconic company and I am particularly pleased that through this process, we have also developed a strong successor in Dan Ammann.”

A successor for Ammann in GM’s Treasurer’s Office will be announced at a later date.

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About General Motors: General Motors, one of the world’s largest automakers, traces its roots back to 1908. With its global headquarters in Detroit, GM employs 202,000 people in every major region of the world and does business in more than 120 countries. GM and its strategic partners produce cars and trucks in 30 countries, and sell and service these vehicles through the following brands: Buick, Cadillac, Chevrolet, FAW, GMC, Daewoo, Holden, Jiefang, Opel, Vauxhall and Wuling. GM’s largest national market is China, followed by the United States, Brazil, Germany, the United Kingdom, Canada, and Italy. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. More information on the new General Motors can be found at www.gm.com.

Forward-Looking Statements: In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planning significant investment in new technology; our ability to realize successful vehicle applications of new technology; and our ability to continue to attract new customers, particularly for our new products.

GM’s most recent annual report on Form 10-K and quarterly report on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.

CONTACT(S):

Renee Rashid-Merem

313-701-8560

renee.rashid-merem@gm.com

Lori Arpin

313-316-4291

lori.arpin@gm.com